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                                                                     EXHIBIT 99


                          DESCRIPTION OF COMMON STOCK

         The summary of the terms of the Company's Common Stock set forth below does not purport to be complete and is subject to and qualified in its entirety by reference to the Articles of Incorporation and Bylaws of the Company.


GENERAL

         The Articles of Incorporation of the Company provide that the Company may issue up to 60,000,000 shares of capital stock, consisting of 25,000,000 shares of common stock, par value $.01 per share (the "Common Stock"), 30,000,000 shares of excess stock, par value $.01 per share (the "Excess Shares"), and 5,000,000 shares of preferred stock, par value $.01 per share (the "Preferred Stock"). As of March 15, 1996, 4,857,351 shares of Common Stock and no shares of Preferred Stock or Excess Shares were issued and outstanding. Under Maryland law, shareholders generally are not liable for the corporation's debts or obligations.


TERMS

         All shares of Common Stock offered hereby by the Company will be upon issuance and delivery against payment, and all shares of Common Stock offered hereby by the Selling Stockholder are, duly authorized, fully paid and nonassessable. Subject to the preferential rights of any other shares or series of capital stock and to the provisions of the Company's Articles of Incorporation regarding Excess Shares, holders of Common Stock will be entitled to receive distributions on such shares if, as and when authorized and declared by the Board of Directors of the Company out of assets legally available therefor, and to share ratably in the assets of the Company legally available for distribution to its shareholders in the event of its liquidation, dissolution or winding-up after payment of, or adequate provision for, all known debts and liabilities of the Company.

         The Company commenced quarterly distributions on its Common Stock on April 15, 1994, and intends to continue making quarterly distributions on the outstanding shares of Common Stock.

         Subject to the provisions of the Company's Articles of Incorporation, regarding Excess Shares and to the matters discussed under "Certain Provisions of Maryland Law and of the Company's Articles of Incorporation and Bylaws -- Control Share Acquisitions," each outstanding share of Common Stock entitles the holder to one vote on all matters submitted to a vote of shareholders, including the election of directors, and, except as otherwise required by law or except as provided with respect to any other class or series of stock, the holders of such Common Stock will possess the exclusive voting power. There is no cumulative voting in the election of directors, which means that the holders of all plurality of the outstanding Common Stock can elect all of the directors then standing for election and the holders of the remaining Common Stock will not be able to elect any directors.

         Holders of Common Stock have no conversion, sinking fund, redemption rights or preemptive rights to subscribe for any securities of the Company.

         Subject to the provisions of the Company's Articles of Incorporation, regarding Excess Shares, all Common Stock will have equal dividend, distribution, liquidation and other rights, and will have no preference, appraisal or exchange rights.

         Pursuant to the Maryland General Corporation Law (the "MGCL"), a corporation generally cannot dissolve, amend its Articles of Incorporation, merge, transfer all or substantially all of its assets, engage in a share exchange or engage in certain similar fundamental transactions unless recommended by the Board of Directors and approved by the affirmative vote of shareholders holding at least two-thirds of the shares entitled to vote on the matter unless a lesser percentage (but not less than a majority of all of the votes entitled to be cast on the matter) is set forth in the corporation's Articles of Incorporation. The Company's Articles of Incorporation require the affirmative vote of shareholders holding at least a majority of all the votes entitled to be cast on such matters. In addition, a number of other provisions of the MGCL could have a significant effect on the Common Stock and the rights and obligations of holders thereof. See "Certain Provisions of Maryland Law and of the Company's Articles of Incorporation and Bylaws."

         The transfer agent and registrar for the Common Stock is Harris Trust Company of California.